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                                                                    EXHIBIT 2.02



                              CERTIFICATE OF MERGER

        The undersigned, the President of Yakima Acquisition Corporation, a Delaware corporation, hereby certifies in connection with the merger of Anergen, Inc. and Yakima Acquisition Corporation that:

        1. The name and state of incorporation of each of the constituent corporations of the merger are as follows:

               NAME                                   STATE OF INCORPORATION

               Yakima Acquisition Corporation               Delaware
               Anergen, Inc.                                Delaware

        2. An agreement and plan of reorganization has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

        3. The name of the surviving corporation of the merger is Anergen, Inc.

        4. The certificate of incorporation of Yakima Acquisition
Corporation, the surviving corporation, shall be the certificate of incorporation of the surviving corporation.

        5. The executed agreement and plan of merger is on file at the office of the surviving corporation. The address of the office of the surviving corporation at which the agreement of merger is filed is 1124 Columbia Street, Suite 200, Seattle, WA 98104.

        6. A copy of the agreement and plan of merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.

        Yakima Acquisition Corporation has caused the Certificate to be signed by _________________ its authorized officer, this _____ day of ___________, 1998



                                            Yakima Acquisition Corporation

                                            By:_________________________________
                                               President